EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS RECORD THIRD QUARTER AND YEAR-TO-DATE RESULTS FOR FISCAL YEAR 2014

Sixteenth Consecutive Quarter of Year-Over-Year Growth in Total Revenues and Adjusted EBITDA

PASADENA, CA – May 12, 2014 – General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, modular space and liquid containment industries (the “Company”), today announced its consolidated financial results for the third quarter and nine months (“YTD”) ended March 31, 2014. The consolidated results include majority-owned Royal Wolf Holdings Limited (“Royal Wolf”), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand,  wholly-owned Pac-Van, Inc. (“Pac-Van”), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America, and 90%-owned Southern Frac, LLC (“Southern Frac”), a domestic manufacturer of portable liquid storage tank containers.

Third Quarter 2014 Highlights

•	Total revenues were $65.7 million, an increase of 3% over the third quarter of fiscal year 2013.
•	Leasing revenues comprised 59% of total non-manufacturing revenues versus 54% for the third quarter of fiscal year 2013.
•	Adjusted EBITDA was $16.3 million, an increase of 24% over the third quarter of fiscal year 2013, primarily driven by increased leasing revenues and manufacturing profitability in North America.
•	Adjusted EBITDA margin was 25%, compared to 21% in the third quarter of fiscal year 2013.
•	Net income attributable to common shareholders was $1.1 million, or $0.04 per diluted share, compared to $0.7 million, or $0.03 per diluted share, for the third quarter of fiscal year 2013.
•	Average fleet unit utilization in the Asia-Pacific was 84%.
•	Average fleet unit utilization in North America was 74%.
•	Completed the acquisition of Lone Star Tank Rental LP and KHM Rentals, LLC (“Lone Star”) for approximately $95 million on April 7, 2014.

YTD 2014 Highlights

•	Total revenues were $197.0 million, an increase of 9% over the first nine months of fiscal year 2013.
•	Leasing revenues comprised 54% of total non-manufacturing revenues versus 55% for the first nine months of fiscal year 2013.
•	Adjusted EBITDA was $45.7 million, an increase of 14% over the first nine months of fiscal year 2013.
•	Adjusted EBITDA margin was 23%, compared to 22% for the first nine months of fiscal year 2013.
•	Net income attributable to common shareholders was $3.1 million, or $0.12 per diluted share, compared to $3.4 million, or $0.15 per diluted share, for the first nine months of fiscal year 2013.
•	Average fleet utilization in the Asia-Pacific was 83%.
•	Average fleet utilization in North America was 77%.
•	Including Lone Star, seven acquisitions have been completed during fiscal year 2014.

Management Commentary

"We are very pleased to have posted our sixteenth consecutive quarter of year-over-year growth in revenues and adjusted EBITDA, despite extreme weather conditions in many of our North American markets and an unfavorable foreign exchange translation effect rate between periods at our Asia-Pacific operations, ” said Ronald Valenta, President and Chief Executive Officer of General Finance Corporation. “We continue to experience healthy growth in both of our geographic venues. In North America, our growth is primarily being driven by demand for our portable liquid storage tank containers, portable storage and office containers. In the Asia-Pacific, we continue to have success across a broad range of industries, particularly in the resources, construction and government sectors, and continue to lead our markets with new product introductions.”

Mr. Valenta continued, “Our capital investment strategy continues to be focused primarily on increasing the size of our lease fleet and pursuing accretive acquisitions in the attractive container asset class.  To that end, we are very excited to have just completed our acquisition of Lone Star, a provider of portable liquid storage tank containers to the oil and gas industry in Texas. Lone Star will be an excellent fit in our North American leasing operations, expanding our product offerings and services to liquid storage tank customers and positioning us to further capitalize on the growth opportunities in the key energy producing regions across Texas.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “We are particularly pleased with the performance of our North American operations.  Pac-Van delivered another strong financial performance in the quarter by increasing revenues and adjusted EBITDA by 22% and 47%, respectively, and Southern Frac, our manufacturer of portable liquid storage tank containers, also delivered solid results, generating net sales of $13.0 million and adjusted EBITDA of $2.1 million on a stand-alone basis.”

Mr. Barrantes continued, “On May 8, 2014, Royal Wolf enhanced its financial position in the Asia-Pacific area by refinancing its credit facility with ANZ to, among other things, increase the maximum borrowing capacity by over A$55.0 million to A$175.0 million, add Commonwealth Bank of Australia as a credit facility lender and generally improve the financial covenants and pricing.  In this refinanced credit facility, A$122.5 million will mature on July 31, 2017, and the remaining A$52.5 million will mature on July 31, 2019.”

Third Quarter 2014 Operating Summary

Asia-Pacific
Revenues from the Asia-Pacific for the third quarter of fiscal year 2014 totaled $36.1 million, compared with $39.9 million for the third quarter of fiscal year 2013, a decrease of 10%. The decrease in revenues was driven by an unfavorable foreign exchange translation effect between periods.  On a local currency basis, revenues increased by 5%, primarily due to a 15% increase in leasing revenues, driven by growth in the resources and construction sectors.  Adjusted EBITDA for the third quarter of 2014 was $11.3 million, compared with $11.2 million for the year-ago quarter. On a local currency basis, adjusted EBITDA increased by 17%.

North America
Revenues from our North America leasing operations for the third quarter of fiscal year 2014 totaled $22.8 million, compared with $18.6 million for the third quarter of fiscal year 2013, an increase of 22%, primarily driven by a 25% increase in leasing revenues. The increase in leasing activity was due to improved demand across most sectors, particularly in mining and energy, commercial, construction and industrial. Adjusted EBITDA for the third quarter of fiscal year 2014 was $5.3 million, compared with $3.6 million for the year-ago quarter, an increase of 47%.  The significant increase in adjusted EBITDA was primarily driven by strong lease fleet utilization, an increase of more than 30% in the average number of units on lease and improved lease rates across most product lines.

North American manufacturing revenues for the third quarter of fiscal year 2014 totaled $13.0 million.  Included in this amount were intercompany revenues of $6.2 million from portable liquid tank containers sold to our North America leasing operations and eliminated in the Company’s consolidated results. This compares to $7.0 million and $1.7 million of stand-alone and intercompany revenues, respectively, during the third quarter of fiscal year 2013. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $2.1 million for the quarter, as compared to negative $0.4 million in the third quarter of fiscal year 2013.  Southern Frac benefited from increased demand in the Texas market as result of higher oil and gas drilling activity between the periods. The improvement in adjusted EBITDA was due to a combination of positive operating leverage associated with the higher revenues and efficiencies attained in the manufacturing process, including lower material costs.

Balance Sheet and Liquidity Overview

At March 31, 2014, the Company had total debt of $215.4 million and cash and cash equivalents of $8.3 million, compared with $163.0 million and $6.3 million at June 30, 2013, respectively. At March 31, 2014, Royal Wolf had $8.3 million of availability under its $118.8 million credit facility and Pac-Van had $26.9 million of availability under its $200 million credit facility.

During the first nine months of fiscal year 2014 and 2013, the Company generated cash from operating activities of approximately $21 million. For the first nine months of fiscal year 2014, the Company invested a net $42.3 million ($24.1 million in North America and $18.2 million in the Asia-Pacific) in the lease fleet, as compared to $35.4 million in net fleet investment ($15.6 million in North America and $19.8 million in the Asia-Pacific) in the first nine months of fiscal year 2013.

Receivables were $44.1 million at March 31, 2014, as compared to $34.4 million at June 30, 2013. Days sales outstanding in receivables were 40 days and 55 days for Royal Wolf and Pac-Van, respectively, compared to 44 days and 50 days at June 30, 2013, respectively.

General Finance owns over 50% of Royal Wolf’s total shares outstanding. The value of these shares is approximately $143.5 million, or $5.61 per current outstanding GFN common share, based on Royal Wolf’s May 9, 2014 closing price of A$3.05 and an AUD/USD exchange rate of 0.937.

Outlook

Management remains comfortable with the full year outlook that was updated in the Company’s second quarter fiscal year 2014 earnings press release and conference call on February 10, 2014, which stated that consolidated revenues for fiscal 2014 were expected to be in the range of $250 million to $260 million and that consolidated adjusted EBITDA was expected to increase 10% to 13% in fiscal year 2014 from fiscal year 2013. This outlook does not take into account the impact of current year acquisitions.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company’s operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 35145714. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through May 26, 2014 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 35145714.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, modular space and liquid containment (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal leasing operations are in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, market interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended March 31,		Nine Months Ended March 31,
	2013	2014	2013	2014

Revenues
Sales:
Lease inventories and fleet	$27,022	$24,421	$75,020	$84,067
Manufactured units	5,310	6,807	13,041	12,955
	32,332	31,228	88,061	97,022
Leasing	31,503	34,445	92,515	100,026
	63,835	65,673	180,576	197,048

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	19,827	18,065	55,230	64,457
Manufactured units	5,556	4,959	12,105	9,532
Direct costs of leasing operations	12,258	12,162	34,639	36,206
Selling and general expenses	13,482	14,902	39,757	43,098
Depreciation and amortization	5,568	6,022	16,155	17,284

Operating income	7,144	9,563	22,690	26,471

Interest income	3	14	43	37
Interest expense	(2,749)	(2,490)	(8,604)	(7,216)
Foreign currency exchange gain (loss) and other	115	(512)	583	(1,061)
	(2,631)	(2,988)	(7,978)	(8,240)

Income before provision for income taxes	4,513	6,575	14,712	18,231

Provision for income taxes	1,715	2,749	5,591	7,621

Net income	2,798	3,826	9,121	10,610

Preferred stock dividends	(44)	(922)	(130)	(2,597)
Noncontrolling interests	(2,049)	(1,841)	(5,602)	(4,925)

Net income attributable to common stockholders	$705	$1,063	$3,389	$3,088

Net income per common share:
Basic	$0.03	$0.04	$0.15	$0.13
Diluted	0.03	0.04	0.15	0.12

Weighted average shares outstanding:
Basic	22,127,042	24,357,045	22,059,072	24,340,735
Diluted	22,821,564	25,208,993	22,753,594	25,192,683

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2013	March 31, 2014
Assets		(Unaudited)
Cash and cash equivalents	$6,278	$8,349
Trade and other receivables, net	34,360	44,077
Inventories	31,858	36,596
Prepaid expenses and other	5,571	11,020
Property, plant and equipment, net	19,840	21,884
Lease fleet, net	290,165	340,307
Goodwill	68,692	72,276
Other intangible assets, net	16,402	14,829
Total assets	$473,166	$549,338

Liabilities
Trade payables and accrued liabilities	$32,238	$42,309
Income taxes payable	496	21
Unearned revenue and advance payments	15,764	15,427
Senior and other debt	162,951	215,395
Deferred tax liabilities	27,576	34,669
Total liabilities	239,025	307,821

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 24,330,257 and 24,358,644 shares issued and outstanding at June 30, 2013 and March 31, 2014, respectively	2	2
Additional paid-in capital	120,146	118,652
Accumulated other comprehensive income (loss)	(906)	357
Accumulated deficit	(19,179)	(13,494)
Total General Finance Corporation stockholders’ equity	140,163	145,617
Equity of noncontrolling interests	93,978	95,900
Total equity	234,141	241,517
Total liabilities and equity	$473,166	$549,338

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income for our operating units (in thousands):

	Quarter Ended March 31,		Nine Months Ended March 31,
	2013	2014	2013	2014
Net income	$2,798	$3,826	$9,121	$10,610
Add (deduct) —
Provision for income taxes	1,715	2,749	5,591	7,621
Foreign currency exchange loss (gain) and other	(115)	512	(583)	1,061
Interest expense	2,749	2,490	8,604	7,216
Interest income	(3)	(14)	(43)	(37)
Depreciation and amortization	5,710	6,214	16,406	17,848
Share-based compensation expense	322	533	968	1,403
Adjusted EBITDA	$13,176	$16,310	$40,064	$45,722

	Quarter Ended March 31, 2013				Quarter Ended March 31, 2014
	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments
Operating income	$2,012	$7,116	$(652)	$(945)	$3,308	$6,948	$1,815	$(1,459)
Add -
Depreciation and amortization	1,568	3,914	226	2	1,963	4,153	250	—
Share-based compensation Xexpense	61	165	10	86	71	247	26	189
Adjusted EBITDA	$3,641	$11,195	$(416)	$(857)	$5,342	$11,348	$2,091	$(1,270)
Intercompany adjustments				$(387)				$(1,201)

	Nine Months Ended March 31, 2013				Nine Months Ended March 31, 2014
	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments	Pac-Van	Royal Wolf	Southern Frac	Corporate and Intercompany Adjustments
Operating income	$6,238	$20,186	$68	$(2,913)	$10,419	$18,974	$3,083	$(3,341)
Add -
Depreciation and amortization	4,460	11,517	419	10	5,423	11,834	742	1
Share-based compensation Xexpense	183	430	10	345	240	600	78	485
Adjusted EBITDA	$10,881	$32,133	$497	$(2,558)	$16,082	$31,408	$3,903	$(2,855)
Intercompany adjustments				$(889)				$(2,816)